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                July 11, 2022

       Gary F. Santo, Jr.
       Chief Executive Officer
       TILT Holdings Inc.
       2801 E. Camelback Road #180
       Phoenix, Arizona 85016

                                                        Re: TILT Holdings Inc.
                                                            Registration
Statement on Form 10
                                                            April 19, 2022
                                                            File No. 000-56422

       Dear Mr. Santo:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                Sincerely,


                Division of Corporation Finance

                Office of Manufacturing
       cc:                                              Mehrnaz Jalali